Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES
NEW €469 MILLION TERM LOAN TO REFINANCE MOST EXPENSIVE DEBT
NEAREST DEBT MATURITY WILL BE 2018
Transaction Highlights

•	Entered into new €469 million term loan, guaranteed by Time Warner, to refinance the 2017 PIK Notes and 2017 Term Loan

◦	All-in rate ranges from 10.5% down to 7.0% depending on net leverage ratio of CME

◦	Cost decreases as net leverage ratio improves

◦	Immediate benefit of 450 basis points on half of outstanding debt

•	Extended maturity date of existing €251 million term loan by one year so nearest debt maturity now November 2018

•	Revolving credit facility to be extended from 2017 to 2021

◦	Access to US$ 50 million of liquidity from 2018

◦	Cost also decreases as net leverage ratio improves

•	Following completion of transactions, all outstanding senior debt will be denominated in Euros
Hamilton, Bermuda – February 22, 2016 – Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) today announced that its wholly owned subsidiary, CME Media Enterprises B.V. (“CME BV”), entered into a new €469 million senior unsecured term credit facility agreement with BNP Paribas, as administrative agent, Time Warner Inc. (“Time Warner”), as guarantor, the Company, as guarantor, and the lenders party thereto, and with The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., SG Americas Securities, LLC, and Sumitomo Mitsui Banking Corporation acting as joint-lead arrangers and joint bookrunners (the “Euro Term Loan”).
Loan proceeds under the Euro Term Loan will, together with corporate cash, be applied toward the repayment and discharge in full of CME’s 15.0% Senior Notes due 2017 (the “2017 PIK Notes”), including accrued and unpaid interest, and repayment in full of the term loan under the term loan credit facility agreement between CME and Time Warner, as amended and restated as of November 14, 2014 (the “Time Warner Term Loan”). As of December 31, 2015, the principal amount of 2017 PIK Notes outstanding was $503 million and the principal amount of the Time Warner Term Loan was $38 million. CME issued a notice of redemption for the 2017 PIK Notes on February 22, 2016 and expects the redemption and discharge of the 2017 PIK Notes and the repayment of the Time Warner Term Loan to be completed on or about April 8, 2016.
Michael Del Nin, Co-Chief Executive Officer, commented: “These transactions, which significantly reduce our borrowing costs and improve the maturity profile of our debt, are a big win for all of our shareholders. Securing this refinancing reflects our determination to create shareholder value.”
Christoph Mainusch, Co-Chief Executive Officer added: “These transactions reinforce the financial position of the Company and ensure that we have the resources necessary to execute on our long-term plan.  We remain committed to maintaining our leadership position in all of the countries in which we operate.”

New €469 million Term Loan
The new Euro Term Loan will bear interest per annum in cash at three-month EURIBOR plus a margin between 1.07% and 1.90% (depending on the credit rating of Time Warner) and will mature on February 19, 2021. In connection with the Euro Term Loan, CME BV intends to enter into customary interest rate hedging arrangements guaranteed by Time Warner and by CME. Additionally, CME BV will pay Time Warner a guarantee fee at an all-in rate minus the rate of interest paid by CME BV under the Euro Term Loan (the “Guarantee Fee Rate”), multiplied by the principal amount of loans outstanding from time to time. This “all-in rate” will be measured quarterly on the basis of CME’s net leverage (as defined in the reimbursement agreement between CME and Time Warner in respect of the guarantees of CME’s third party credit facilities provided by Time Warner) and will range from 10.5% (in the event CME’s net leverage is greater than or equal to 8.0 times) to 7.0% (in the event CME’s net leverage is less than 5.0 times). The fee will be payable semi-annually, a portion of which must be paid in cash and the remainder may be paid in kind.
CME BV has the right to prepay the Euro Term Loan in whole or in part without premium or penalty upon the occurrence of certain events, including when CME’s net leverage ratio is below 5.0 times for two consecutive quarters and at any time from February 19, 2020.
Existing €251 million Term Loan
CME also entered into an amendment to the senior unsecured term credit facility among CME, as borrower, BNP Paribas, as administrative agent, Time Warner, as guarantor, and the lenders party thereto originally dated November 14, 2014 to, among other things, extend the maturity date by one year to November 1, 2018 and permit voluntary prepayment by CME in a manner similar to the new Euro Term Loan.
Amendment to Revolving Credit Facility
CME and Time Warner agreed to amend and restate the revolving loan credit facility agreement between CME and Time Warner, as originally dated as of February 28, 2014, and as amended and restated as of November 14, 2014 (the “Revolving Credit Facility”) to, among other things, extend the maturity from November 2017 to February 2021 and secure US$ 50 million of liquidity for CME from 2018. The interest rate applicable to amounts outstanding under the Revolving Credit Facility remains 10%, but pricing also declines as our net leverage ratio improves in a similar manner to the all-in rate on the new Euro Term Loan.
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CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and Mini TV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Fanda, Smichov and Telka), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markiza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.
Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.
For additional information, please contact:
Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net